CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

The undersigned, Chief Executive Officer of HNO International, Inc., a Nevada corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on January 2, 2025;

WHEREAS, the Board of Directors (the “Board”) is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Corporation, as amended, to provide by resolution or resolutions for the issuance of 15,000,000 shares of Preferred Stock, par value $0.001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Board shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to authorize and fix the terms of Series B of Convertible Preferred Stock and the number of shares constituting such series; and

WHEREAS, by unanimous written consent, the Board determined as follows: NOW, THEREFORE, BE IT RESOLVED:

Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue 500,000 shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B”).

Section 2. Liquidation.

(a)             Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series B shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a distribution pro rata with the Corporation's Common Stock, $0.001 par value per share, calculated as if the Series B had been converted into Common Stock as of the date immediately prior to the date fixed for determination of stockholders entitled to receive such distribution.

(b)             Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible.

Section 3. Voting. Except as otherwise expressly required by law, each holder of Series B shall have no voting rights.

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Section 4. Conversion.

(a)             Conversion Right. Each holder of Series B may, from time-to-time, convert any or all of such holder’s shares of Series B into fully paid and non-assessable shares of Common Stock in an amount equal to 1,000 shares of Common Stock for each share of Series B surrendered (the “Conversion Rate”).

(b)             Conversion Procedure. In order to exercise the conversion privilege under this Section 4, the holder of any shares of Series B to be converted shall give written notice to the Corporation at its principal office that such holder elects to convert such shares of Series B or a specified portion thereof into shares of Common Stock as set forth in such notice (the “Conversion Notice”, and such date of delivery of the Conversion Notice to the Corporation, the “Conversion Notice Delivery Date”). Within the Standard Settlement Period following the Conversion Notice Delivery Date, subject to Section 4(a), the Corporation shall issue and deliver a certificate or certificates representing the number of shares of Common Stock determined pursuant to this Section 4 (the “Share Delivery Date”). As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of trading days, on the Company’s primary trading market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion. No holder shall be required to deliver any certificate of the Series B being converted, unless the holder has converted all shares of Series B which it owns of record. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series B.

(c)	Maximum Conversion.

(i)	Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of shares of Series B be converted if the number of shares of Common Stock to be issued pursuant to such conversion would cause the holder’s beneficial ownership to exceed, when aggregated with all other shares of Common Stock beneficially owned (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, (the “Exchange Act”) and the rules thereunder) by such holder at such time, more than 4.99% of the Common Stock issued and outstanding at such time.

(ii)	For purposes of this Section 4, in determining the number of outstanding shares of Common Stock, a holder of Series B may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Form 10-K, Form 10-
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Q, Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, if any, (2) a more recent public announcement by the Corporation or

(3) any other notice by the Corporation setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a holder of Series B, the Corporation shall within one Business Day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series B, held by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported, which in any event are convertible or exercisable, as the case may be, into shares of the Corporation’s Common Stock within 60 days of such calculation and which are not subject to a limitation on conversion or exercise analogous to the limitation contained herein. The provisions of this Section 4(c) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4 to correct this Section 4(c) (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitations herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(d)             No Fractional Shares. If upon conversion the number of shares of Common Stock results in a fraction, the number of shares of Common Stock issues shall be rounded down.

Section 5. Other Provisions.

(a)             Reservation of Common Stock. The Corporation shall, at all times, reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series B from time to time outstanding.

(b)             Record Holders. The Corporation and its transfer agent, if any, for the Series B may deem and treat the record holder of any shares of Series B as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 6. Restriction and Limitations. Except as expressly provided herein or as required by law, so long as any shares of Series B remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series B, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series B.

Section 7. Certain Adjustments.

(a)             Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time-to-time while the Series B is outstanding effect a split of the outstanding Common Stock or pay a dividend in shares of Common Stock, the applicable Conversion Rate in effect immediately prior to the stock split or dividend shall be proportionately decreased. If the Corporation shall at any time or from time-to-time while the Series B is outstanding, combine the outstanding Common Stock into a lesser number of shares, the applicable Conversion Rate in effect immediately prior to the combination shall

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be proportionately increased. Any adjustments under this Section 7(a) shall be effective at the close of business on the date the stock split or combination occurs.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 2ND day of January, 2025.

HNO International, Inc.

By: /s/ Donald Owens
Name: Donald Owens

Title: President and CEO

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